Exhibit 16.1

MONTGOMERY COSCIA GREILICH LLP

972.748.0300 p

972.748.0700 f

INDEPENDENT AUDITORS’ REPORT

June 3, 2019

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Water Now, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 1, 2019 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

MONTGOMERY COSCIA GREILICH, LLP
Plano, Texas
June 3, 2019

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102

2901 Via Fortune, Building 6, Suite 550

Austin, Texas 78746